                                                                     EXHIBIT 4.1

            SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT


         THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 19, 2002 (this "Amendment"), is by and between CHILDTIME CHILDCARE, INC., an Illinois corporation (the "Company"), and BANK ONE, NA, with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan, a Michigan banking corporation (the "Bank").


                                  INTRODUCTION

         A. The Company and the Bank have entered into an Amended and Restated Credit Agreement, dated as of January 31, 2002, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of April 1, 2002 (the "Credit Agreement").

         B. The Company has requested the Bank to amend the Credit Agreement in certain respects, and the Bank is willing to do so on the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein and in the Credit Agreement contained, the parties hereto agree as follows:


                    ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

         The Credit Agreement hereby is amended as follows:

              1.1 The following is added to the end of the definition of the term "Applicable Margin" in Section 1.1:

         Notwithstanding anything in this Agreement to the contrary, immediately upon the consummation of the Tutor Time Property Purchase (as defined in Section 5.2(g)), the Applicable Margin for determining the Eurodollar Rate and the Letter of Credit fees under Section 2.3(c) shall be and at all times thereafter remain 3.00%, and the Applicable Margin for determining the Floating Rate and the commitment fees payable under Section 2.3(a) shall be and at all times thereafter remain 0.50%.

              1.2 The following definitions of the terms "Senior Debt", "Senior Debt to EBITDA Ratio", "Subordinated Debt" and "Tangible Capital Funds" are added to Section 1.1 in alphabetical order:

                  "Senior Debt" of any person shall mean, as of any date, Total Debt of such person less Subordinated Debt of such person.

                  "Senior Debt to EBITDA Ratio" means, as of the end of any fiscal quarter of the Parent Guarantor, the ratio of (a) the Consolidated Senior Debt of the Parent Guarantor and its Subsidiaries as of the end of such fiscal quarter to (b) the Consolidated EBITDA of the Parent Guarantor and its Subsidiaries for the period of four consecutive fiscal quarters of the Parent Guarantor then ended.

                "Subordinated Debt" of any person shall mean, as of any date, that Indebtedness of such person for borrowed money on terms and conditions satisfactory to the Bank, which is expressly subordinate and junior in right and priority of payment to the Advances and other Indebtedness of such person to the Bank in manner and by agreement satisfactory in form and substance to the Bank.

                "Tangible Capital Funds" of any person shall mean, as of any date, the sum of Tangible Net Worth of such person plus Subordinated Debt of such person.

                1.3 The definition of the term "Loan Documents in Section 1.1 is amended and restated in full as follows:

                "Loan Documents" means, collectively, this Agreement, the Note, the Security Documents, all subordination agreements in favor of the Bank with respect to Subordinated Debt, and all agreements, instruments and documents executed pursuant thereto at any time.

                1.4 The following is added to the end of Section 1.2:

         Notwithstanding anything herein, in any financial statements of the Company or in Generally Accepted Accounting Principles to the contrary, for purposes of calculating and determining compliance with the financial covenants in Section 5.2, as amended or modified from time to time, including defined terms used therein, any permitted Acquisition (as defined in Section 5.2(g)) made by the Parent Guarantor, the Company or any of the Parent Guarantor's other Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period for which such financial covenants were calculated shall be deemed to have occurred on the first day of the relevant period for which such financial covenants were calculated on a pro forma basis acceptable to the Bank, except that with respect to the Tutor Time Property Purchase (as defined in Section 5.2(g)), for any relevant periods prior to the actual closing of the Tutor Time Property Purchase, the impact of the Tutor Time Property Purchase shall be deemed to be as set forth in the pro forma financial information with respect to the Tutor Time Property Purchase presented by the Company to the Bank on June 13, 2002.

                1.5 The following is added to the end of Section 5.1(a) and
Section 5.1(b):

         ; provided that failure of any of the locations acquired in the Tutor Time Property Purchase to be in compliance in all material respects with all applicable state and local licensing and permit requirements as a result of the change of ownership shall not constitute a violation of this Section unless such failure occurs after, or continues beyond, January 19, 2003

                1.6 Clause (iii) of Section 5.2(e) is relabeled as clause "(iv)" and new clause (iii) is added to Section 5.2(e), as follows:

                           (iii) Subordinated Debt provided by the Investors to the Company or the Parent Guarantor in accordance with Section 5.2(g) in an aggregate principal amount of not more than $14,000,000 and any other Subordinated Debt the proceeds of which are used to refinance such Subordinated Debt; and

                1.7 The following is added to the end of Section 5.2(g):

         Notwithstanding anything in this Section 5.2(g) or any other provision of this Agreement, the Bank agrees that in the event Tutor Time Learning Systems, Inc. ("Tutor Time") is the subject of proceedings under the United States Bankruptcy Code and the trustee in the proceedings elects to sell property of the Tutor Time estate, the Company and/or any of the Guarantors may purchase all or any portion of such property (the "Tutor Time Property Purchase"), subject to the satisfaction of each of the following conditions:

                  (1) the assets of Tutor Time subject of the Tutor Time Property Purchase shall have been approved by the Bank in its sole discretion, the Bank shall otherwise have completed all due diligence required by the Bank with respect to the Tutor Time Property Purchase, and the results of all such due diligence shall be satisfactory to the Bank in its sole discretion,

                  (2) the assets of Tutor Time purchased in the Tutor Time Property Purchase shall be free and clear of all Liens, claims and other encumbrances and interests, and the Tutor Time Property Purchase shall have been approved under Section 363 of the Bankruptcy Code pursuant to terms and an order acceptable to the Bank in its sole discretion,

                  (3) the maximum aggregate principal amount of the Loans the Company may use for the Tutor Time Property Purchase shall be the amount equal to the then unused Commitment minus $2,000,000 (such amount so used, hereinafter the "Credit Facility Usage"),

                  (4) for every $1.00 of Credit Facility Usage used to fund the consideration paid by the Company and the Guarantors for the Tutor Time Property Purchase, JP Acquisition Fund III L.P., other shareholders of the Parent Guarantor acceptable to the Bank or other investors acceptable to the Bank (collectively, the "Investors") shall have contributed to the Company net $1.00 cash of Subordinated Debt on terms and conditions satisfactory to the Bank (the "Initial Subordinated Debt"), and such cash likewise shall have been used by the Company to fund the Tutor Time Property Purchase (or contributed by the Company to the Subsidiary Guarantors and used by them for such purpose);

         (i) provided that the terms of the Initial Subordinated Debt must include without limitation: (A) the first required principal payment with respect to the Initial Subordinated Debt shall be not earlier than December 31, 2004, (B) the total interest, commissions, discounts, fees, charges and other consideration and compensation (collectively, "Interest") payable by the Company and the Guarantors with respect to the Initial Subordinated Debt, including without limitation, all Interest payable in kind with the issuance of additional securities and all Interest payable in cash and cash equivalents, shall not in the aggregate exceed an amount equal to a per annum rate of return of 15%, and (C) the total Interest payable by the Company and the Guarantors in cash or cash equivalents with respect to the Initial Subordinated Debt prior to December 31, 2004 shall not, except as otherwise provided in clause (ii)(B) below, in the aggregate exceed an amount equal to a per annum rate of return of 7% (all Interest with respect to the Initial Subordinated Debt in excess of a per annum rate of return of 7% hereinafter is called the "Initial Subordinated Debt PIK Interest");

         (ii) provided, further, that the Initial Subordinated Debt may be repaid with the proceeds of equity and Subordinated Debt, or cancelled in connection with the payment of a portion of the purchase price, pursuant to a rights offering (the "Rights Offering") by the Company and/or the Parent Guarantor to shareholders of the Parent Guarantor to purchase common stock of the Parent Guarantor (the "Rights Offering Equity") and Subordinated Debt of the Company or the Parent Guarantor in an aggregate principal amount of not more than $3,500,000 on terms and conditions satisfactory to the Bank (the "Rights Offering Subordinated Debt"), so long as the terms of the Rights Offering Subordinated Debt include without limitation: (A) the first required principal payment with respect to the Rights Offering Subordinated Debt shall be not earlier than December 31, 2004, and (B) the total Interest payable by the Company and the Guarantors with respect to the Rights Offering Subordinated Debt shall not in the aggregate exceed an amount equal to a per annum rate of return of 15% (all of which may be payable in cash), except that, notwithstanding anything to the contrary, no Initial Subordinated Debt PIK Interest shall be paid with the proceeds of the Rights Offering Equity or the Rights Offering Subordinated Debt, or cancelled in connection with the payment of a portion of the purchase price pursuant to the Rights Offering, until such time on or after March 31, 2003 at which the Senior Debt to EBITDA Ratio is not greater than 3.00 to
         1.00 as of the end of the fiscal quarter of the Parent Guarantor immediately preceding such payment and would not be greater than 3.00 to 1.00 after giving effect to such payment, and no other Default or Event of Default shall have then occurred and be continuing or would be caused thereby; and

         (iii) and provided, further, that if the Company and/or the Parent Guarantor has not cancelled Initial Subordinated Debt in connection with its tender in payment of the purchase price of, and/or received net cash proceeds from, the Rights Offering Equity in an aggregate amount of $7,500,000 or more by July 19, 2003, then at all times thereafter until the earlier of December 31, 2004 or the Company's and/or the Parent Guarantor's cancellation of Initial Subordinated Debt in payment of the purchase price of, and/or receipt of net cash proceeds from, the Rights Offering Equity in such amount, all Interest with respect to the Initial Subordinated Debt and the Rights Offering Subordinated Debt shall be payable only in kind with the issuance of additional securities and no Interest with respect to the Initial Subordinated Debt or the Rights Offering Subordinated Debt shall be payable in cash or cash equivalents, and

                  (5) all consideration paid by the Company and the Guarantors for the Tutor Time Property Purchase in excess of the sum of the Credit Facility Usage plus the equal amount contributed by the Investors and used to fund the Tutor Time Property Purchase under the foregoing clause (4), shall have been contributed by the Investors to the Company in the form of new cash equity or Subordinated Debt and used by the Company to fund the Tutor Time Property Purchase (or contributed by the Company to the Subsidiary Guarantors and used by them for such purpose),

                  (6) immediately before and after giving effect to the Tutor Time Property Purchase, no Default or Event of Default shall exist or shall have occurred and be continuing, all Subsidiaries, including without limitation TT Acquisition LLC and CTT Acquisition Corp., shall have become Guarantors and the Company otherwise shall have complied with the requirements of clause (ii) of Section 5.1(g) with respect to all new Subsidiaries of the Company or any Guarantor (without regard for the 30-day period referenced therein which the Company hereby waives), and the representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents shall be true and correct on and as of the date thereof (both before and after the Tutor Time Property Purchase is consummated) as if made on the date the Tutor Time Property Purchase is consummated, and, without limiting the foregoing, immediately before and after giving effect to the Tutor Time Property Purchase, the Parent Guarantor and its Subsidiaries shall be in compliance on a pro forma basis with all financial covenants under this Agreement (including without limitation as amended in accordance with the Second Amendment to this Agreement), on a pro forma basis consistent with Section 1.2 of this Agreement and otherwise acceptable to the Bank,

                  (7) by not later than October 4, 2002, the Company shall have executed and delivered to the Bank additional Mortgages covering not less than ten (10) facilities of the Company in locations acceptable to the Bank in its sole discretion, together with the related items contemplated under Section 5.1(f)(iii); provided that the Bank shall not require appraisals or surveys of such additional mortgaged facilities,

                  (8) the Tutor Time Property Purchase shall close on or before August 15, 2002, and

                  (9) prior to the consummation of the Tutor Time Property Purchase, the Company shall have paid to the Bank a fee in the amount of $50,000 in immediately available funds and all other amounts owing to the Bank, or for which the Company has agreed with the Bank to be responsible, under this Agreement or otherwise, including without limitation all fees and expenses of counsel to the Bank and all appraisal fees.

                1.8 Immediately upon the closing of the Tutor Time Property Purchase (as defined above), Sections 5.2(a), (b), (c) and (d) of the Credit Agreement automatically shall be deemed amended and restated in full, respectively, as follows:

                           (a) Tangible Capital Funds. Permit or suffer
         Consolidated Tangible Capital Funds of the Parent Guarantor and its Subsidiaries at any time to be less than the amount equal to the sum of
         (i) the higher of (A) $15,000,000 and (B) 90% of Consolidated Tangible Capital Funds of the Parent Guarantor and its Subsidiaries in accordance with the pro forma financial information included with the Parent Guarantor's Securities and Exchange Commission Form 8-K report filed with respect to the Tutor Time Property Purchase plus, at all times at or after the end of the Parent Guarantor's fiscal year ending on or about March 31, 2004, and (ii) an amount equal to 50% of Consolidated Cumulative Net Income of the Parent Guarantor and its Subsidiaries for the period from the end of the Parent Guarantor's fiscal year ended on or about March 31, 2003 through the end of the then most recently completed fiscal year of the Parent Guarantor.

                           (b) Senior Debt to EBITDA. Permit or suffer the Senior Debt to EBITDA Ratio to be greater than 3.00 to 1.00 as of the end of the Parent Guarantor's fiscal quarter ending on or about March 31, 2003 or at any time thereafter.

                           (c) Debt Service Coverage Ratio. Permit or suffer the Consolidated Debt Service Coverage Ratio of the Parent Guarantor and its Subsidiaries to be less than (i) 1.05 to 1.00 as of the end of the Parent Guarantor's fiscal quarter ending on or about March 31, 2003 or at any time thereafter prior to the end of the Parent Guarantor's fiscal quarter ending on or about March 31, 2004, or (ii) 1.20 to 1.00 as of the end of the Parent Guarantor's fiscal quarter ending on or about March 31, 2004 or at any time thereafter, such ratio to be determined as of the end of each fiscal quarter of the Parent Guarantor for the period of four consecutive fiscal quarters of the Parent Guarantor then ended.

                           (d) EBITDA. Permit or suffer the Consolidated EBITDA of the Parent Guarantor and its Subsidiaries to be less than (i) $1,875,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about June 30, 2002, for the period of the fiscal quarter then ended, (ii) $2,589,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about September 30, 2002, for the period of two consecutive fiscal quarters then ended, (iii) $4,035,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about December 31, 2002, for the period of three consecutive fiscal quarters then ended, or (iv) $7,000,000 as of the end of the Parent Guarantor's fiscal quarter ending on or about March 31, 2003 or as of the end of any fiscal quarter of the Parent Guarantor ending thereafter, in each case for the period of four consecutive fiscal quarters of the Parent Guarantor the ended.

                1.9 The following is added to the end of Section 5.2(k):

         ; provided that the following shall not be deemed to violate this
         Section 5.2(k): (i) the arrangements with Jacobson Partners ("Jacobson") with respect to the Tutor Time Property Purchase as described in the fee agreement between the Parent Guarantor and Jacobson attached to the Parent Guarantor's Securities and Exchange Commission Form 10-K report as of the end of its fiscal year ended on or about March 31, 2002, providing for the payment to Jacobson of a fee of $1 million comprised of $334,334 in cash and the remainder in 175,438 shares of common stock of the Parent Guarantor, (ii) the Subordinated Debt financing and Rights Offering described in Section 5.2(g), and (iii) the execution of a standby securities purchase agreement by, among others, the Company and certain affiliates of Jacobson in connection with the Rights Offering described in Section 5.2(g), and in connection with such standby securities purchase agreement, the grant of options, subject to shareholder approval, to such affiliates of Jacobson for 400,000 shares of common stock of the Parent Guarantor with a strike price of $5.00/share, so long as there is no other consideration provided by the Company or any of the Guarantors for such standby securities purchase agreement.

                1.10 The following new Section 5.2(n) is added after Section 5.2(m):

                         (n) Payments and Modification of Subordinated Debt. Make any optional payment, prepayment or redemption of any Subordinated Debt, nor amend or modify, or consent or agree to any amendment or modification, which would shorten any maturity or increase the amount of any payment of principal or increase the rate (or require earlier payment) of Interest on any such Subordinated Debt, nor amend any agreement under which any Subordinated Debt is issued or created or otherwise related thereto, nor enter into any agreement or arrangement providing for the defeasance of any Subordinated Debt; provided that this Section 5.2(n) shall not prohibit the prepayment, in accordance with subpart (4) of the last sentence of
         Section 5.2(g), of the Initial Subordinated Debt (as defined in such subpart (4)) with the proceeds of the equity and Subordinated Debt issued pursuant to the Rights Offering described in such subpart (4).

                1.11 Schedule 4.4 (Subsidiaries) attached to this Amendment is substituted for Schedule 4.4 attached to the Credit Agreement.


                    ARTICLE 2. REPRESENTATIONS AND WARRANTIES

                In order to induce the Bank to enter into this Amendment, the Company represents and warrants that:

               2.1 The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property is or may be bound or affected.

               2.2 This Amendment is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

               2.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor or stockholder of the Company, is required on the part of the Company in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment, other than any such consent, registration and filing required in connection with the raising of capital from certain investors as contemplated under subparts (4) and (5) of the last sentence of Sections 5.2(g) of the Credit Agreement as amended by this Amendment; provided that all such consents, registrations and filings required in connection with the raising of such capital shall have been obtained or made prior to the Company or any of the Guarantors making any commitment for (other than any commitment that is subject to obtaining or making such consents, registrations and filings), or consummating, all or any portion of the Tutor Time Property Purchase.

               2.4 After giving effect to the amendments contained in Article 1 of this Amendment, the representations and warranties contained in Article IV of the Credit Agreement and in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, and no Default or Event of Default has occurred and is continuing.

                            ARTICLE 3. MISCELLANEOUS

               3.1 If the Company shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Company in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default.

               3.2 All references to the Credit Agreement in any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto hereafter shall be deemed references to the Credit Agreement, as amended hereby

               3.3 The Loan Documents and, subject to the amendments herein provided, the Credit Agreement shall in all respects continue in full force and effect.

               3.4 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

               3.5 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

               3.6 The Company agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with the negotiation and preparation of this Amendment and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto.

               3.7 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

             [The remainder of this page intentionally left blank.]

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.

                                           CHILDTIME CHILDCARE, INC.


                                           By:     /s/ Leonard C. Tylka
                                               ---------------------------------

                                                   Its:     Treasurer
                                                        ------------------------


                                           BANK ONE, NA


                                           By:     /s/ Richard C. Ellis
                                               ---------------------------------

                                                     Its: First Vice President
                                                         -----------------------

                            GUARANTOR ACKNOWLEDGEMENT

         Each of the undersigned hereby acknowledges that it has reviewed and fully consents to the foregoing Second Amendment to Amended and Restated Credit Agreement (the "Amendment"), that the Guaranty Agreements and all other Loan Documents made by each of the undersigned in favor of the Bank continue in full force and each of the undersigned acknowledges and agrees that it has no defenses, counterclaims or offsets with respect thereof. All references to the Credit Agreement in the Guaranty Agreements and in all other Loan Documents or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended by the Amendment. Except as otherwise expressly set forth herein, capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amendment or the Credit Agreement, as the case may be.


                                        CHILDTIME LEARNING CENTERS, INC.

                                        By:      /s/ Leonard C. Tylka
                                           -------------------------------------

                                             Its: Treasurer
                                                 -------------------------------


                                        CHILDTIME CHILDCARE-PMC, INC.

                                        By:      /s/ Leonard C. Tylka
                                           -------------------------------------

                                             Its: Treasurer
                                                 -------------------------------


                                        CHILDTIME CHILDCARE-MICHIGAN, INC.

                                        By:      /s/ Norman E. Johnson
                                           -------------------------------------

                                             Its: President and Secretary
                                                 -------------------------------


                                        TT ACQUISITION LLC

                                        By:      /s/ Leonard C. Tylka
                                           -------------------------------------

                                             Its: Treasurer
                                                 -------------------------------

                                        CTT ACQUISITION CORP.

                                        By:      /s/ Norman E. Johnson
                                           -------------------------------------

                                             Its: President
                                                 -------------------------------

                                                                    Schedule 4.4

                                  SUBSIDIARIES


                                                        STATE OF
                      NAME                           INCORPORATION                          OWNER
------------------------------------------------- --------------------- ----------------------------------------------
Childtime Childcare, Inc.                         Illinois              Childtime Learning Centers, Inc.

Childtime Childcare - PMC, Inc.                   Michigan              Childtime Childcare - Michigan, Inc.

Childtime Childcare - Michigan, Inc.              Michigan              Childtime Childcare, Inc.

TT Acquisition LLC                                Michigan              Childtime Childcare, Inc.

CTT Acquisition Corp.                             Michigan              TT Acquisition LLC